Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Forum Technologies, Inc. of our report dated March 30, 2010 (relating to the consolidated financial statements of Subsea Services International, Inc. not presented herein), appearing in the Prospectus, which is part of the Registration Statement on Form S-1 (No. 333-176603) and to the reference to us under the heading “Experts” in such Prospectus relating to such Registration Statement on Form S-1 (No. 333-176603) that is incorporated by reference in this Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

April 16, 2012